Appendix 30A

Escrow Agreement for a Venture Capital Pool Issuer

THIS AGREEMENT made as of the 9th day of November, 1999.

AMONG :

MEGA CAPITAL INVESTMENTS INC., a company duly incorporated under the laws of the Province of British Columbia and having its registered office at 1100 - 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9

(the “Issuer”)

AND:

PACIFIC CORPORATE TRUST COMPANY, a company duly incorporated under the laws of British Columbia and having a branch office at 830 - 625 Howe Street, Vancouver, British Columbia, V6C 3B8

(“the Trustee”)

AND:

Mega Capital Corp., Carmax Enterprises Corporation, Robert Thornton, Free Spirit Investments Ltd., Trenton Developments Ltd., Palmer Beach Properties Inc. and Dave Pearce

(“the Securityholders”)

WHEREAS in order to comply with the requirements of Policy 30 of the Vancouver Stock Exchange (“VSE”) Corporate Finance Services Policy and Procedures Manual, the Securityholders wish to deposit in escrow certain securities of the Issuer owned by them and have for that purpose delivered to the Trustee the securities described in Schedule “A”;

AND WHEREAS the Trustee has agreed to undertake and perform its duties according to the terms and conditions of this agreement;

NOW THEREFORE this agreement witnesses that, in consideration of the sum of one dollar ($1.00) paid by the parties to each other, receipt of this sum being acknowledged by each of the parties, the Securityholders covenant and agree with the Issuer and with the Trustee, and the Issuer and the Trustee covenant and agree each with the other and with the Securityholders, as follows:

1.

In this Escrow Agreement, or in any amendment or supplement hereto, unless the context otherwise requires, the terms “completion of the Qualifying Transaction”, “Qualifying Transaction”, “VCP”, “VCP Prospectus”, “parties related to the VCP” and “significant assets” shall have the meaning ascribed to them in Policy 30. The terms “commission”, “control person” and “executive director” shall have the meaning ascribed to them in the Securities Act (British Columbia) as amended from time to time. The term “Securities” shall mean the Securities set forth in Schedule “A”, together with any securities referred to in Section 4 of this Escrow Agreement.

2.

Each of the Securityholders hereby places and deposits in escrow with the Trustee the Securities next to such Securityholder’s name.

3.

Each of the Securityholders shall be entitled to a letter or receipt from the Trustee stating the number of Securities held for the Securityholder by the Trustee subject to the terms of this agreement. It is expressly understood and agreed by the parties to this agreement that such letter or receipt shall not be assignable.

4.

Each of the Securityholders hereby undertakes and agrees to deposit in escrow any securities of the Issuer which the Securityholder may acquire in any of the following ways:

a)

pursuant to the distribution under the VCP Prospectus, if the Securityholder is one of the parties related to the VCP;

b)

from treasury prior to the completion of the Qualifying Transaction, if the Securityholder is one of the parties related to the VCP;

c)

in the secondary market, prior to the completion of the Qualifying Transaction, if the Securityholder is a control person;

d)

from treasury, pursuant to the exercise of stock options (the “Stock Option Shares”) prior to the completion of the Qualifying Transaction;

e)

as a stock dividend on the Securities; and

f)

as a result of a subdivision of the Securities.

Each of the Securityholders agrees to deliver to the Trustee immediately on receipt thereof the certificate (if any) for all Securities and any replacement certificate(s) which may at any time be issued for any Securities.

5.

Other than the Stock Option Shares, the Securities shall be released as to one-third (1/3) of the Securities of each Securityholder on each of the first, second and third anniversaries of the completion of the Qualifying Transaction by the Issuer. The Stock Option Shares shall be released on the completion of the Qualifying Transaction. To determine the date of the completion of the Qualifying Transaction for purposes of this paragraph 5, the Trustee may rely on a copy of a VSE Notice confirming that the Qualifying Transaction has been completed and the Issuer is no longer considered a VCP. Notwithstanding the preceding sentences in this paragraph 5, if the Trustee receives written notification from the VSE prohibiting further releases, the Trustee shall not effect any release of Securities until the Trustee has received the written consent of the VSE to release the Securities.

6.

Except as provided in paragraph 5, the Trustee shall not release the Securities from escrow until it has received the written consent of the Vancouver Stock Exchange (the “VSE”), subject to such terms and conditions as the VSE may impose. Any such release may be either total or partial; a partial release shall release from escrow only the Securities specified by the VSE, and this agreement shall continue in force in respect of those Securities from time to time remaining in escrow until all of the Securities have been either released pursuant to paragraph 5, on the written consent of the VSE as provided in this paragraph, or cancelled pursuant to paragraph 13.

7.

Except with the written consent of the VSE or as provided in paragraph 5, neither the Securities nor any interest in them, nor the certificates representing them (including any replacement certificate) shall be sold, assigned, hypothecated, transferred within escrow or otherwise dealt with in any manner, and the Trustee shall not acknowledge or effect any of the foregoing. In the event of the bankruptcy or death of a Securityholder, the Trustee, on written notification to the VSE, may transmit the Securityholder’s Securities by operation of law to the trustee in bankruptcy, executor, administrator, personal representative, surviving joint tenant or such other person as is legally entitled to become the registered owner of the Securities, but, notwithstanding such transmission, the Securities shall remain in escrow subject to this agreement.

8.

The VSE may consent in writing to the transfer within escrow or hypothecation within escrow of any of the Securities, subject to the transferee or mortgagee agreeing in writing to be bound by this agreement and subject also to such other terms and conditions as the VSE may impose, and the Trustee, on receipt of the written consent of the VSE and of the agreement of the transferee or mortgagee as described, shall permit such transfer within escrow or hypothecation within escrow.

9.

Any Securityholder who intends to apply to the VSE for a consent for a release from escrow or for a transfer or hypothecation within escrow shall, before applying, give to the Issuer and the Trustee reasonable notice in writing of the Securityholder’s intention.

10.

The Securityholders hereby renounce and release any right to receive payment of any dividend (other than a stock dividend) which may be payable on any Securities with the intent that the dividend shall not be paid on Securities on the record date set for the dividend.

11.

The Securityholders agree that, while any of their Securities are held in escrow under this agreement, they will not, without the prior written consent of the VSE, vote any of their securities (whether escrowed or not) in support of any arrangement that would result in a repayment of capital being made on Securities prior to the commencement of the winding up of the Issuer. The Securityholders waive the rights attached to their Securities to vote on a resolution to cancel any of the Securities. Except as provided in this paragraph 11, the Securityholders may exercise all voting rights attached to their respective Securities.

12.

If the Issuer is wound up and any Securities remain in escrow under this agreement at the time when assets of the Issuer are distributed to holders of securities pursuant to the winding up, the Securityholders do hereby assign their right to receive that part of the distribution which is attributable to the Securities to the Trustee, for the benefit of, and in trust for the persons and companies who are then holders of securities in the Issuer which securities are not subject to this escrow agreement, rateably in proportion to their holdings.

13.

Any Securities not released from escrow under this agreement before the expiration of ten years from the date of this agreement shall be deemed to be cancelled on such date and the Issuer and the Trustee hereby agree to take all actions as may be necessary to expeditiously effect cancellation. For the purposes of effecting cancellation of securities pursuant to this paragraph 13, the Securityholders hereby irrevocably appoint the Trustee as their attorney for the purpose of cancelling the securities, with authority to substitute one or more persons with like full power.

14.

The Trustee accepts the responsibilities placed on the Trustee by this agreement and agrees to perform them in accordance with the terms hereof and with the terms of the applicable consents, orders or directions of the VSE.

15.

The Issuer hereby acknowledges the terms and conditions of this agreement and agrees to take all reasonable steps to facilitate the Issuer’s performance of the agreement and to pay the Trustee’s reasonable charges for and disbursements in connection with the Trustee’s services as trustee under this agreement.

16.

The Securityholders hereby jointly and severally agree to and do hereby release and indemnify and save harmless the Trustee from and against all claims, suits, demands, costs, damages and expenses which may be occasioned by reason of the Trustee’s compliance in good faith with the terms hereof.

17.

If the Trustee should wish to retire, the Trustee shall provide ninety (90) days notice to the Issuer, upon which the Issuer may, with the written consent to the VSE, by writing appoint another trustee in the Trustee’s place and such appointment shall be binding upon the Securityholders, and the new trustee shall assume and be bound by the obligations of the Trustee hereunder.

18.

This agreement may be amended upon the written agreement of the Issuer, the Trustee and the Securityholders and upon the written consent having been obtained from the VSE.

19.

This agreement may be executed in several parts in the same form and the parts as so executed shall together constitute one original agreement, and the parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this agreement.

20.

In the event that the Issuer becomes delisted from the VSE, all references to the VSE relating to the consent to deal with Securities in any manner shall become references to the Executive Director.

21.

This agreement constitutes the entire understanding between the parties to this agreement with respect to the subject matter of this agreement and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the parties and there are no warranties, representations or other agreements between the parties in connection with this agreement, except as specifically set forth in this agreement.

22.

This agreement shall be interpreted in accordance with and governed in all respects by the laws of the Province of British Columbia.

23.

Any provision or any portion of any provision or provisions of this agreement determined by a court of competent jurisdiction to be invalid, illegal or unenforceable shall be deemed stricken to the extent necessary to eliminate any invalidity, illegality or unenforceability and the rest of the agreement and all other provisions and parts of this agreement shall remain in full force and effect and be binding on the parties to this agreement as though the illegal or unenforceable provision or provisions or part or parts of the agreement had never been included in this agreement.

24.

In this agreement, the expression “the Securityholders” shall include the Securityholders’ respective permitted transferees within escrow and any person to whom the interest of a Securityholder may be transmitted by operation of law as provided in paragraph 7, and the expression “the Trustee” shall include a new trustee appointed under paragraph 17, and wherever the singular or masculine is used, the same shall be construed in include the plural or feminine or neuter where the context so requires.

MEG200.048

25.

This agreement shall enure to the benefit of and be binding on the parties to this agreement and each of their heirs, executors, administrators, successors and permitted assigns.

IN WITNESS WHEREOF the Issuer, the Trustee and the Securityholders have executed this Escrow Agreement as of the date and year first above written.

MEGA CAPITAL INVESTMENTS INC. Per:“James L. Heppell” Authorized Signatory
PACIFIC CORPORATE TRUST COMPANY Per:“John A. Halse” Authorized Signatory Per:“Norm Hamade" Authorized Signatory

SIGNED, by the respective Securityholders whose names are subscribed in the right hand column below in the presence of the respective persons whose names are subscribed in the left hand column below.

Witnesses

Securityholders

MEGA CAPITAL CORP.

“Jan Urata”

Per: “Dave Pearce”

                                                                                                                Dave Pearce

CARMAX ENTERPRISES CORPORATION

“Jan Urata”

Per: “Eric H. Carlson”

                                                                                                                 Eric H. Carlson

“Jan Urata”

“Robert C. Thornton”

                                                                                                        ROBERT C. THORNTON

MEG200.048

Witnesses

Securityholders

FREE SPIRIT INVESTMENTS LTD.

“Jan Urata”

Per: “James L. Heppell”

                                                                                                                 James L. Heppell

TRENTON DEVELOPMENTS LTD.

“Jan Urata”

Per: “James Speakman”

                                                                                                                 James Speakman

PALMER BEACH PROPERTIES INC.

“Jan Urata”

Per: “Dave Pearce”

                                                                                                                 Dave Pearce

“Jan Urata”

“Dave Pearce”

                                                                                                        DAVE PEARCE

MEG200.048

Schedule “A”

to the Escrow Agreement dated as of the 9th day of November, 1999.

Names of Securityholders	Type of Securities	Number of Securities
Mega Capital Corp.(1)	common shares	500,000
Carmax Enterprises Corporation(2)	common shares	400,000
Robert Thornton	common shares	200,000
Free Spirit Investments Ltd.(3)	common shares	100,000
Trenton Developments Ltd.(4)	common shares	100,000
Palmer Beach Properties Inc.(5)	common shares	100,000
Dave Pearce	common shares	100,000
TOTAL:

(1)

The beneficial owner of Mega Capital Corp. is Dave Pearce, the President, Chief Executive Officer and Director of the Company.

(2)

The beneficial owner of Carmax Enterprises Corporation is Eric H. Carlson, the Chief Financial Officer and Director of the Company.

(3)

The beneficial owner of Free Spirit Investments Ltd. is James L. Heppell, the Secretary of the Company.

(4)

The beneficial owner of Trenton Developments Ltd. is James Speakman, a Director of the Company.

(5)

The beneficial owner of Palmer Beach Properties Inc. is Dave Pearce, the President, Chief Executive Officer and Director of the Company.

INSTRUCTIONS TO ESCROW AGREEMENT FOR A VENTURE CAPITAL POOL ISSUER

In Schedule “A” under “Names of Securityholders”, if the name of the beneficial owner is different than the name of the Securityholder, please also state the name of the beneficial owner.